Exhibit 99.3

MID PENN BANCORP, INC. CAPITAL PURCHASE PLAN

EXECUTIVE COMPENSATION RESTRICTION AGREEMENT

This Capital Purchase Plan Executive Compensation Restriction Agreement (“this Agreement”) is made and entered into as of February     , 2009, by and among Mid Penn Bancorp, Inc., a Pennsylvania business corporation (“Corporation”), Mid Penn Bank, a state chartered banking institution (“Bank”), and                      (the “Executive”).

WHEREAS, Corporation is a participant in the United States Treasury Department’s Troubled Assets Relief Program Capital Purchase Program (“Program”) established under the Emergency Economic Stabilization Act of 2008 (Division A of Pub.L. 110-343) enacted October 3, 2008 (“EESA”) whereby the United States Treasury purchased on December 19, 2008, $10 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of the Corporation with funds from the Troubled Assets Relief Program;

WHEREAS, The American Recovery and Reinvestment Act of 2009, enacted on February 17, 2009, (“AAR”) amended Section 111 of the EESA; and

WHEREAS, Corporation, Bank, and Executive wish to execute this Agreement to comply with the AAR.

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective the date hereof, as follows:

1. The Executive hereby agrees not to take unnecessary and excessive risks that threaten the value of the Corporation and Bank.

2. The Executive hereby agrees that the Corporation and Bank may recover any bonus, retention award, or incentive compensation paid to the Executive based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

3. The Executive hereby agrees that the Corporation and Bank may deduct from the Executive’s wages the amount subject to recovery under Paragraph 2 above.

4. The Executive hereby agrees that, in the event the Executive is entitled to a payment which would be classified as a golden parachute payment under the EESA during the period the Corporation and Bank have an obligation arising from financial assistance provided under the TARP remains outstanding, such payment shall be reduced by the minimum amount necessary to prevent such payments from being a golden parachute payment.

5. The Executive hereby agrees that in the event that the Executive is prohibited from receiving a bonus under Section 111(b)(3)(D) of the ESSA as amended by the AAR, Executive hereby waives any right to such bonus and shall reimburse Corporation and Bank in the amount of any previously paid bonus which would violate the AAR.

6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Corporation and Bank, by its authorized representative, on the day and year first above written.

ATTEST	MID PENN BANCORP, INC.

Edwin D. Schlegel
Chairman of the Board

ATTEST	MID PENN BANK

Edwin D. Schlegel
Chairman of the Board

WITNESSTH	EXECUTIVE

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